HOTCHKIS AND WILEY FUNDS
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of May, 2010, to the Fund Administration Servicing Agreement, dated as of February 18, 2005, as amended February 8, 2006, August 23, 2006, January 1, 2008 and February 5, 2009 (the “Fund Administration Agreement”), is entered into by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Fund Administration Agreement; and

WHEREAS, the parties desire to amend the Funds and the fees of the Fund Administration  Agreement; and

WHEREAS, Section 6 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A and Exhibit B of the Fund Administration Agreement are superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS AND WILEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anna Marie Lopez	By: /s/ Michael R. McVoy

Printed Name: Anna Marie Lopez	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A to the Fund Administration Servicing Agreement – Hotchkis and Wiley Funds

Separate Series of Hotchkis and Wiley Funds

Name of Series	Date Added
Hotchkis and Wiley Value Opportunities Fund*	04-01-05
Hotchkis and Wiley Diversified Value Fund**	04-01-05
Hotchkis and Wiley Large Cap Value Fund	04-01-05
Hotchkis and Wiley Mid-Cap Value Fund	04-01-05
Hotchkis and Wiley Small Cap Value Fund	04-01-05
Hotchkis and Wiley High Yield Fund	03-31-09

*           Formerly All Cap Value Fund
**         Formerly Core Value Fund

Exhibit B to the Fund Administration Servicing Agreement – Hotchkis and Wiley Funds

FUND ADMINISTRATION & COMPLIANCE SERVICES Hotchkis and Wiley Funds FEE SCHEDULE Effective July 1, 2010

Fund Complex Annual Basis Point Fees*:

Annual fee based upon assets for the Fund complex

♦ ___ basis points on the first $___
♦ ___ basis points on the next $___
♦ ___ basis points on the next $___
♦ ___ basis points on the next $___
♦ ___ basis points on the next $___
♦ ___ basis points on the balance over $___
♦
♦ Plus System Charges of ___ basis points (Capped at $___ annually; will be billed quarterly)

*Subject to change with changes in the number of funds and/or classes, as mutually agreed upon in writing by the Trust and USBFS.

Advisor Information Source Web Portal
• $___/fund/month (fee waived)
• Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

Plus Out-Of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Fees are billed monthly in arrears